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EXHIBIT 99.1

For Immediate Release

Westaff Ends Engagement with Arthur Andersen LLP

        (WALNUT CREEK, CA, Thursday, April 11, 2002)—Westaff, Inc. (NASDAQ:WSTF) announced today that its Board of Directors has decided to end the Company's engagement with Arthur Andersen LLP as its independent public accountants.

        The decision by Westaff, a leading provider of temporary office and light industrial staff, was based on the recommendation of the Board's Audit Committee.

        "First of all, we want to thank Arthur Andersen for its three years of service to the Company," said Dwight S. Pedersen, President and Chief Executive Officer of Westaff. "We also want to note the professionalism of the Andersen personnel with whom we have worked."

        The change was recommended on April 4th after a very thorough deliberation and extensive evaluation process that considered proposals from several other major auditing firms. The selection of Westaff's new auditing firm will become final upon the successful conclusion of due diligence by the firm of Westaff and its executive officers.

        "Our Board felt this change to be in the best interests of our Company and our stockholders," Pedersen added.

        Andersen served as the Company's principal independent public accountants for fiscal 2001, 2000 and fiscal 1999. It was selected in July 1999 and accepted the engagement in August 1999.

        Westaff noted in a Form 8-K filed today with the Securities and Exchange Commission that during its two most recent fiscal years and the subsequent interim period through April 5, 2002, there were no disagreements between the Company and Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

        Westaff provides employment opportunities and staffing services for businesses in global markets. With headquarters in Walnut Creek, California, Westaff annually employs approximately 175,000 people and services more than 20,000 clients from more than 330 offices located throughout the United States, the United Kingdom, Australia, New Zealand, Norway and Denmark. Westaff achieved fiscal 2001 system revenues of more than $580 million. For more information, please visit our website at www.westaff.com.

        This press release contains forward-looking statements regarding future events and future performance of the Company that involve assumptions, risks and uncertainties. Although Westaff believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations or from historical results. Important factors that could cause such differences can be found in Westaff's Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. Westaff is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT:	Susan Marquez Owen Public Relations Director, Westaff 925-952-2546 cell: 510-610-4845

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Westaff Ends Engagement with Arthur Andersen LLP